77I

77I - Amended and Restated Plan Pursuant to Rule 18f-3 under the Investment Company Act of 1940 effective as of March 1, 2018, adds Class R6 Shares to Virtus KAR Capital Growth Fund, Virtus KAR Mid-Cap Core Fund, Virtus KAR Mid-Cap Growth Fund, Virtus KAR Small-Cap Growth Fund, Virtus KAR Small-Mid Cap Core Fund and Virtus Rampart Enhanced Core Equity Fund.